Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-201841

Prospectus Supplement No. 22

to Prospectus dated February 26, 2015

2,500,000 Shares

Common Stock

This Prospectus Supplement No. 22 supplements and amends our prospectus dated February 26, 2015 (the “Prospectus”), relating to the sale, from time to time, of up to 2,500,000 shares of our common stock by Aspire Capital Fund, LLC.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on December 11, 2015. This prospectus supplement should be read in conjunction with the Prospectus and any amendments or supplements thereto, which are to be delivered with this prospectus supplement, and is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any amendments or supplements thereto.

Our common stock trades on the NASDAQ Capital Market under the ticker symbol “REPH.” On December 10, 2015, the last reported sale price per share of our common stock was $7.97 per share.

Investing in our common stock involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 22 is December 11, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2015

  Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

                         Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On October 16, 2015, Recro Pharma, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K,” and, together with this amendment, the “Form 8-K”) reporting that on October 12, 2015 Charles Garner’s employment as Chief Financial Officer of the Company terminated. This Form 8-K/A amends the Original Form 8-K to include disclosure of the terms of the Company’s Separation and Mutual Release Agreement with Mr. Garner.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2015, the Company and Mr. Garner entered into a Separation and Mutual Release Agreement (the “Separation Agreement”). The Separation Agreement provides for the payment of certain severance benefits to Mr. Garner including the following: (a) salary continuation in an amount equal to 13 months’ salary at Mr. Garner’s base salary rate immediately prior to December 1, 2015 (the “Termination Date”), less all applicable withholdings; (b) the continuation of health and certain other fringe benefits until (i) thirteen months following the Termination Date, or (ii) the date upon which Mr. Garner becomes eligible for subsequent employer-sponsored health coverage; (c) an annual bonus compensation award for 2015 payable in a lump sum at the same time that senior-level executives of the Company receive their annual incentive compensation awards for 2015, less all applicable withholdings; and (d) accelerated vesting of outstanding equity awards held by Mr. Garner immediately prior to the Termination Date which are to be exercised within 36 months following the Termination Date. In addition, the Separation Agreement includes a general release by Mr. Garner related to Mr. Garner’s employment with the Company.

The description of the Separation Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Separation Agreement. A copy of the Separation Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2015

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
Name: Gerri A. Henwood
Title: Chief Executive Officer